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                                                                    EXHIBIT 12.1

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                         Fiscal Years Ended in December
                             (Thousands of Dollars)

                                  Nine Months Ended                                           Fiscal Years
                        --------------------------------------  Pro Forma     --------------------------------------------
                        September 29, 2002  September 30, 2001    2001        2001      2000      1999      1998      1997
                        ------------------  ------------------  ---------     ----      ----      ----      ----      ----
Earnings available for
 fixed charges:
  Net earnings (loss)       $(232,830)          $  7,247         $67,736      59,732  (144,631)  188,953   206,365   134,986
  Add:
   Cumulative effect of
    accounting change         245,732              1,066           1,066       1,066         -         -         -         -
   Fixed charges               72,637             94,233         113,658     126,323   135,302    88,456    53,209    43,893
   Taxes on income              4,533              3,912          40,062      35,401   (81,355)   84,892    97,113    69,539
                            ---------           --------        --------     -------   -------   -------   -------   -------
    Total                   $  90,072           $106,458        $222,522     222,522   (90,684)  362,301   356,687   248,418
                            =========           ========        ========     =======   =======   =======   =======   =======
Fixed charges:
  Interest on long-term
   debt                     $  51,670           $ 65,089         $73,600      86,244    74,206    25,068     9,688     7,348
  Other interest charges        4,086             12,238          17,444      17,444    40,215    44,272    26,423    20,138
  Amortization of debt
   expense                      1,421              1,532           3,010       3,031     1,724       425       121       377
  Rental expense
   representative of
   interest factor             15,460             15,374          19,604      19,604    19,157    18,691    16,977    16,030
                            ---------           --------        --------     -------   -------   -------   -------   -------
    Total                   $  72,637           $ 94,233        $113,658     126,323   135,302    88,456    53,209    43,893
                            =========           ========        ========     =======   =======   =======   =======   =======

Ratio of earnings to
 fixed charges                   1.24               1.13            1.96        1.76     (0.67)     4.10      6.70      5.66
                            =========           ========        ========     =======   =======   =======   =======   =======
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